Exhibit 99.1

1075 South Boulder Road, Suite 205
Louisville, Colorado 80027

Tel: 303-665-4200
Fax: 303-665-5955

www.ctaintegrated.com
For Immediate Release: Tuesday, October 18, 2006

Contact:	Bevo Beaven, Vice President
CTA Integrated Communications
(303) 665-4200
e-mail: bevo@ctaintegrated.com
OAKRIDGE ENERGY ANNOUNCES SIGNING OF AGREEMENT
FOR PROPOSED SALE OF COLORADO LAND
Wichita Falls, Texas — October 18, 2006 — Oakridge Energy, Inc. (OTC BB: OAKR) (“Oakridge” or “the Company”) announced today that it has signed a contract to sell the approximately 1,852 acres of land it owns on Ewing Mesa adjacent to the City of Durango, Colorado, to First City Realty Development Corp. for the price of $35,000,000.
First City Realty Development Corp., an experienced residential and golf course development company with projects throughout Colorado, indicated that it is looking forward to entering the Durango market.
Sandra Pautsky, President of Oakridge, said the contract contains a 30-day period for the buyer to determine whether the Company’s title to the property is acceptable but there are no conditions in the contract allowing the buyer to terminate the contract based on the buyer’s due diligence or inspection of the property. The agreement provides for an initial earnest money deposit of $500,000 and three additional deposits of $500,000 each at ensuing 30-day intervals. All of the $2,000,000 in earnest money is non-refundable, except under limited circumstances.
Ms. Pautsky further said that consummation of the agreement would not occur for at least 120 days, and the agreement is conditioned upon the approval of the Company’s shareholders holding a majority of its outstanding shares of common stock at a meeting called for such purpose. Ms. Pautsky has agreed to vote all of the shares she owns or has the right to vote (approximately 62% of the total outstanding shares) in favor of the sale of the property.
Headquartered in Wichita Falls, Texas, Oakridge is also engaged in the exploration, development, production and sale of oil and gas primarily in Texas.
Certain information included in this news release contains forward-looking statements. Such forward-looking statements are based on management’s current projections and estimates and are identified by words such as “expects,” “intends,” and similar words. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from what is expressed in such forward-looking statements. Please refer to the Company’s SEC reports for additional factors. These filings can be accessed over the Internet at http://www.sec.gov.
For additional information about Oakridge Energy, contact CTA Integrated Communications, (303) 665-4200, or visit www.oakridgeenergy.com.